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                                                                       EXHIBIT 4


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A. POTAMIANOS RETIRES FROM ROYAL OLYMPIC CRUISE LINES' BOARD

PIRAEUS, GREECE, DECEMBER 29, 2003 - Mr. A. Potamianos has retired from the Board of ROYAL OLYMPIC CRUISE LINES INC. (Nasdaq: ROCLF). Mr. John Rogers, of New York, is to join the Board.